EXHIBIT 10.7

                             GEORGETOWN SAVINGS BANK
                           INCENTIVE COMPENSATION PLAN

Purpose of the Plan

The purpose of the Georgetown Savings Bank's Incentive Compensation Plan (the "Plan") is to provide incentives to employees that achieve pre-determined goals of exceptional performance designed to support the objectives and financial goals of the organization.

The Plan is designed to achieve  success in the  organization  on three  levels:
Bank-wide, Departmental and Individual. It strives to demonstrate that both teamwork and individual efforts directed toward common goals will result in the success of the Bank, increased stockholder value and financial rewards for employees.

The Plan is intended to attract, motivate and retain high quality personnel and support continued growth of the Bank.

It is important to note that participation and payout in the Plan is dependent upon one's level within the organization and his/her resultant ability to have greater or lesser influence on the Bank's strategic outcome.

General Description of the Plan

Although a standard template (sample attached) is utilized to create each individual incentive plan, the goals of each plan are customized periodically, typically annually, to ensure that the employee has an opportunity to influence the results while remaining focused on the overall success of the organization.

It is important to note that this Plan is established to augment regular salary and benefits programs already in existence. This Plan is not meant to be a substitute for salary increases but supplemental to salary and, as stated early, a reward for exceptional performance.

Administration of the Plan

Throughout this Plan, reference to the actions and authority of the Compensation Committee of the Board of Directors (the "Committee") also presumes that the Committee will recommend, and the Board of Directors ("the Board") will approve or disapprove, final disposition of all matters pertaining to administration of the Plan. The Committee, with Board approval, has the responsibility to interpret, administer and amend the Plan as necessary. The recommendations of the Committee as approved by the Board, affecting the construction, interpretation and administration of the Plan, shall be final and binding on all parties.

Before the beginning of each Plan year (July 1 - June 30), the Committee may review and revise the Plan. The President and Chief Executive Officer will work with the Committee on any proposed changes to the Plan.

Computation of incentive awards will be made and reported to the Directors by the Committee. Maintenance of participant payments shall be the responsibility of the Vice President/Human Resources. Such computations and records may be audited annually by the independent auditors or a consultant of the Bank prior to submission to the Committee and the Board for review and approval.

Finally, the Committee, with Board approval, may exclude extraordinary occurrences, which could affect the incentive awards, either positively or negatively, but are of their nature outside the significant influence of Plan participants.


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Plan Participants

Full-time and part-time employees employed by the Bank on or before March 31 of the current Plan Year are eligible. Seasonal employees and interns are not eligible for participation in the Plan. Eligible participants who have been employed by the Bank for less than one year will receive their incentive award on a prorated basis.

To be eligible to receive an incentive award, an employee must be performing at a satisfactory level or above. Employees on written warning may not be eligible to receive an incentive award. In this event, the President and Chief Executive Officer will make a recommendation to the Committee regarding the affected employee.

General Procedures

At or Before the Beginning of the Plan Year

      1.    The Incentive Plan budget is drafted and approved by the Board

      2. Using the Plan template, Bank-wide, team and individual goals and objectives are established for management and approved by the Board

      3. Bank-wide, team and individual goals and objectives are established for staff

      4.    Individual plans are shared with each participating employee

During the Plan Year

      1. Management will, at least quarterly, update the staff regarding the current level of goal attainment as it relates to their Bank-wide and Team performance goals.

      2. Management will, at least quarterly, update the Board regarding the progress of the Bank toward the various incentive thresholds.

After Close of the Plan Year

      1.    Bank-wide, team and individual goals are reviewed for attainment.

      2. Individual incentive payouts are calculated and presented to the Committee or the Board for approval.

      3. Distribution is made. Distribution will be made within sixty days of the end of the Incentive Plan Year. Distribution of the incentive pool is based on W-2 compensation from the period of July 1 - June 30, less the incentive paid for the prior year and any other taxable fringe benefits. Employees whose performance level does not meet expectations may not be eligible for an incentive payout.

Other Considerations

It is not possible to consider all issues that will invariably materialize as plans are developed and implemented. Therefore, the Committee and/or Board will act on individual cases as issues are identified.

Withholding for Taxes

The Bank shall deduct from all payments under this Plan any taxes required by law to be withheld with respect to such payments.

Approved and Ordered By:        Board of Directors